Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232308

HARTMAN vREIT XXI, INC.

SUPPLEMENT NO. 5 DATED NOVEMBER 5, 2021
TO THE PROSPECTUS DATED MAY 12, 2021

This document supplements, and should be read in conjunction with, our prospectus dated May 12, 2021, relating to our offering of up to $185,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 5 have the same meanings as set forth in our prospectus.

The purpose of this supplement is to disclose:

•updates to description of shares;
•updates to Appendix B: Form of Subscription Agreement.

Description of Shares

The following paragraph under the “Description of Shares” section has been updated to reflect the change in transfer agent.

Our board of directors has authorized the issuance of shares of our capital stock without certificates; therefore, we will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Phoenix American Financial Services, Inc. acts as our registrar and as the transfer agent for shares of our common stock. Transfers can be effected simply by mailing a transfer and assignment form, which we will provide to you at no charge, to:

Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5569
Phone: 855-223-1754

Appendix B: Form of Subscription Agreement

Effective November 1, 2021, we changed transfer agents from Great Lake Fund Solutions, Inc. to Phoenix American Financial Services, Inc. A copy of the updated Appendix B: Form of Subscription Agreement is attached to this Supplement as Appendix A.

APPENDIX A
FORM OF SUBSCRIPTION AGREEMENT
Hartman vREIT XXI, Inc.

If you need further assistance in completing this Subscription Agreement, please call us at: (713) 467-2222

1.INVESTMENT INFORMATION

Amount of Subscription: $______________________ Investment Type: Please consult with your financial advisor and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding the share classes, including the different fees which are payable with respect to each class. ___Class A Shares ___ Class S Shares ___Class I Shares ___Class T Shares

Initial Investment (Minimum Subscription: $10,000) (IRA or other qualified plan $5,000) ¨ Additional Investment (Minimum Subscription: $500. Please complete the information below regarding the previous investment

State of Sale: ______
*Reduced purchase price could impact number of shares.
Checks should be made payable to “Hartman vREIT XXI, Inc.” and sent, together with Subscription Documents, completed and signed, to:
Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5569

2.TYPE OF OWNERSHIP

Non-Qualified Investment Type:

☐ Tenants-in-Common(1
☐ Joint Tenants with Right of Survivorship(1
☐ Individual
☐ Trust(2
☐ Partnership(2)
☐ Uniform Gift to Minors Act: State o
☐ Uniform Transfer to Minors Act: State o
☐ C Corporation(2)
☐ S Corporation(2)
☐ Community Property(1)
☐ Limited Liability Company(2)
☐ Other:
Qualified Investment Type: ☐ Traditional (Individual) IRA ☐ Simple IRA ☐ SEP IRA ☐ ROTH IRA ☐ Beneficial as Beneficiary for: ☐ Pension or Profit Sharing Plan(2) ☐ KEOGH Plan(2) ☐ Other:

(1)	All parties must sign.

(2)	Please attach the trustee certification form or pages of the trust/plan document or corporate resolution, as applicable, which lists the name of trust/plan, trustees or authorized signatures, and dates.

Custodian Information:
(To be completed by Custodian)
Name of Custodian: _____________________________________________________________
Address: _____________________________________________________________
City, State, ZIP: _____________________________________________________________
Phone: _____________________________________________________________
Custodian Tax ID #: _____________________________________________________________
Custodian Account #: ____________________________________________________________

By executing this Subscription Agreement, Custodian certifies to Hartman vREIT XXI, Inc. (the “Company”) that the shares purchased pursuant to this Subscription Agreement are held for the benefit of the investor named in section 3 of this Subscription Agreement (the “Beneficial Owner”); Custodian agrees to notify the Company promptly, but in any event within 30 days, of any change in the name of the Beneficial Owner or the number of shares held by the custodian for the benefit of the Beneficial Owner; Custodian confirms that the Company is entitled to rely on these representations for purposes of determining the stockholders entitled to notice of or to vote at each annual or special meeting of stockholders of the Company until delivery by the Custodian to the Company of a written statement revoking such representations (provided, however, that any such revocation delivered after the record date or the closing of the stock transfer books of the Company in respect of any annual or special meeting of stockholders, but on or prior to the date of such annual or special meeting of stockholders, shall not be effective until after the holding of such annual or special meeting of stockholders of the Company), then each Beneficial Owner (and not Custodian) will be deemed the holder of record for the shares of common stock for purposes of determining the stockholders holding common stock entitled to notice of or to vote at each annual or special meeting of stockholders.

3.INVESTOR INFORMATION

Investor Name:

_____________________ ________________ ____________
Investor Name/Trust/Entity SSN/ Tax ID Date of Birth

_____________________________________________ _____________________________________________
Street Address City State Zip

_____________________________________________ _____________________________________________
Mailing Address (if different from above) City State Zip

_________________________________ __________________________________
Phone (day) Phone (evening)

________________________________________________________________________
Email Address

☐ US Citizen ☐ US Citizen residing outside of US ☐ Foreign citizen, country ______________________________

__________ By initialing here, I confirm I would like to go green and no longer receive in paper any documents that Hartman can send me electronically. (If you are choosing to go green, please make sure you provide your email address in Section 3.) If you decide later that you want to receive documents in paper, you can contact Hartman.

Secondary Investor Name:
_____________________________ ________________ ____________
Investor Name/Trustee/Authorized Trader/ Entity SSN/ Tax ID Date of Birth

_____________________________________________ _____________________________________________
Street Address City State Zip

_____________________________________________ _____________________________________________
Mailing Address (if different from above) City State Zip

_________________________________ __________________________________
Phone (day) Phone (evening)

________________________________________________________________________
Email Address

☐ US Citizen ☐ US Citizen residing outside of US ☐ Foreign citizen, country ______________________________

__________ By initialing here, I confirm I would like to go green and no longer receive in paper any documents that Hartman can send me electronically. (If you are choosing to go green, please make sure you provide your email address in Section 3.) If you decide later that you want to receive documents in paper, you can contact Hartman.

4.DISTRIBUTION INFORMATION

Choose one of the following options:
Indicate your selection by initialing next to the options provided below.
______ I prefer to participate in the Distribution Reinvestment Plan, as described in the final prospectus.
_______ Send distributions via check to Investor’s home address (or for Qualified Plans to the address listed in Section 2)
_______ Send distributions via check to alternate payee listed here (not available for Qualified Plans without custodial approval).

Name:
Address:
City:                                                                        State:                                       ZIP Code:
Account No.:

_______ Direct Deposit (Attach Voided Check) By initialing here, I authorize the Company or its agent (collectively, “Hartman”) to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify Hartman in writing to cancel it. In the event that Hartman deposits funds erroneously into my account, Hartman vREIT XXI, Inc.is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name: _______________________________________ Checking _____ Savings _____

ABA/Routing Number: ________________________________________________________________
Account Number: ____________________________________________________________________
Signature of Account Owner: ___________________________________________________________
If you elect to participate in the Distribution Reinvestment Plan, the Company requests that if at any time you fail to meet the minimum income net worth standards established for the Company as set forth in the prospectus or listed in section 5 of this Subscription Agreement, you will promptly notify the Company in writing of that fact.

_______ Transfer on Death If you would like to place a Transfer on Death (TOD) designation on your shares, you must initial here and you must complete and return the TOD form requested from us.

5.INVESTOR SIGNATURES

Please carefully read and separately initial each of the representations below for items 1-5. Only sign items 6-16 if applicable. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. Net worth should be calculated exclusive of home, home furnishings and personal automobile. As used below, liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

To be initialed by all investors

Owner__Co-owner

1.	I have received the final prospectus for the Company at least five business days before signing the Subscription Agreement.

2.
I have (i) a minimum net worth of at least $250,000 or (ii) a minimum net worth of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the final prospectus under “Suitability Standards.”

3.	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

4.	I am purchasing the shares for my own account.

5.	I acknowledge that I will not be admitted as a stockholder until my investment has been accepted.
6.
Alabama—If I am an Alabama investor, I must have a liquid net worth of at least 10 times my investment in this program and its affiliates. California- A California investor must have a net worth of at least $350,000 or, in the alternative , an annual gross income

7.
Idaho—If I am an Idaho investor, I must have either (a) $85,000 in annual income and a net worth of $85,000, or (b) a liquid net worth of $300,000. In addition, my total investment in the Company must not exceed 10% of my liquid net worth. Liquid net worth is defined as the portion of total net worth that is comprised of cash, cash equivalents, and readily marketable securities.

8.
Iowa— If I am an Iowa investor, (i) I must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $300,000; and (ii) I must limit my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts to 10% of my net worth. (Net worth in each case should be determined exclusive of home, auto and home furnishings.) Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

9.
Kansas—If I am a Kansas investor, I understand that it is recommended by the Kansas Securities Commissioner that Kansas investors limit aggregate investment in the Company and other non-traded real estate investment trusts to not more than 10% of the investor’s liquid net worth. Liquid net worth is defined as the portion of an investor’s total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities

10.
Kentucky—If I am a Kentucky investor, I may not invest more than 10% of my liquid net worth (defined as cash, cash equivalents and readily marketable securities) in the Company’s shares or the shares of the Company’s affiliates’ non-publicly traded real estate investment trusts.

11.
Maine-If I am a Maine investor, I acknowledge that the Maine Office of Securities recommends that an investor aggregate investment in this offering and similar direct participation investments not exceed 10% of the investors net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

12.
Massachusetts—Massachusetts investors must (i) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $300,000; and (ii) limit their aggregate investment in this offering and in the securities of other illiquid direct participation programs to 10% of such investor’s liquid net worth.

13.	Missouri— If I am a Missouri investor, my investment in the Company may not exceed 10% of my liquid net worth.
14.
Nebraska—Nebraska investors must have (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $300,000; and (ii) Nebraska investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of such investor’s net worth. (Net worth in each case should be determined exclusive of home, home furnishings, and automobiles.) Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limi

15.
New Jersey–If I am a New Jersey investor, I have either: (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my total investment in the Company, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth

16.
New Mexico—If I am a New Mexico investor, my aggregate investment in the Company, its affiliates, and in other non-traded real estate investment trusts may not exceed 10% of my liquid net worth. Liquid net worth is defined as the portion of an investor’s total net worth (total assets minus total liabilities) that consists of cash, cash equivalents, and readily marketable securities.

17.	North Dakota— If I am a North Dakota investor, I represent that, in addition to the stated net income and net worth standards, I have a net worth of at least ten times their investment in the Company

18.
Ohio—If I am an Ohio investor, my aggregate investment in the Company, the Company’s affiliates and in other non-traded REIT programs may not exceed 10% of my liquid net worth. “Liquid net worth” is defined as that portion of an investors net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities

19.
Oregon—If I am an Oregon investor, my maximum investment in the Company and its affiliates may not exceed 10% of my liquid net worth. “Liquid net worth” is defined as that portion of an investor’s net worth consisting of cash, cash equivalents, and readily marketable securities

20.	Tennessee— If I am a Tennessee investor, my investment in the Company may not exceed 10% of my liquid net worth (exclusive of home, home furnishings and automobiles).

Taxpayer Identification Number Confirmation (Required): The Investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to backup withholding either because (a) he or she has not been notified by the Internal Revenue Service (“IRS”) that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified him or her that he or she is no longer subject to backup withholding, (iii) he or she is a U.S. citizen unless otherwise indicated, and (iv) the FATCA code entered on this form (if any) indicating that the payer is exempt from FATCA reporting is correct. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR SHE IS SUBJECT TO BACKUP WITHHOLDING BECAUSE HE OR SHE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON HIS OR HER TAX RETURN. THE IRS DOES NOT REQUIRE YOUR CONSENT TO ANY PROVISION OF THIS DOCUMENT OTHER THAN THE CERTIFICATIONS REQUIRED TO AVOID BACKUP WITHHOLDING.

X Date
Signature of Investor

X Date
Signature of Joint Investor or, for
Qualified Plans, of Custodian

6.BROKER-DEALER AND/OR REGISTERED INVESTMENT ADVISOR

The investor’s registered representative (“Registered Representative”) of a participating broker-dealer (“Broker-Dealer”) or an authorized representative of the investor’s Registered Investment Advisor (“Registered Investment Advisor”), as applicable, must sign below to complete the order. The Registered Representative hereby warrants that he or she and the Broker-Dealer are duly licensed and may lawfully sell shares of common stock in the state designated as the investor’s legal residence. The Registered Investment Advisor represents that it is either registered under the Investment Advisers Act of 1940 or exempt from registration. The Broker-Dealer or Registered Investment Advisor, as applicable, agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned confirms by his or her signature that the Broker-Dealer or Registered Investment Advisor, as applicable, (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor’s prospective purchase of shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares and other fundamental risks related to the investment in the shares; (iv) has delivered the final prospectus to such investor; (v) has reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor as set forth in the final prospectus, as supplemented from time to time, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. I understand this Subscription Agreement is for Hartman vREIT XXI, Inc.

_________________________________________ ________________________
Name of Registered Representative/Authorized Representative CRD/IARD Number (if applicable)

____________________________________________________ ____________________________
Signature of Registered Representative/Authorized Representative Rep ID

Registered Representative/Authorized Representative Office Address:

_______________________________________________________________________________________

Phone Number: _______________________________________ Facsimile Number: __________________

Email Address: _______________________________________

Name of Broker-Dealer/RIA: _____________________________________________ Branch ID: _________

For purchases with reduced selling commissions, please designate below:
☐ RIA purchase ☐ Registered Representative purchase ☐ Hartman employee or affiliate purchase* ☐ Other (explain) _________________________________________________
* Reduced purchase price could impact number of shares.

NOTICE TO BROKER-DEALER/RIA: Only original, completed copies of the Subscription Agreement can be accepted.

Checks should be made payable to “Hartman vREIT XXI, Inc.” and sent, together with the completed Subscription Agreement (with all signatures) to:

Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5569

To contact us by phone, please call
855-223-1754 – Investor Relations

If this is a custodial investment, please mail completed, original Subscription Agreement (with all signatures) and any additional required documents to the Custodian. Custodian will forward to Hartman’s transfer agent, Phoenix American Financial Services, Inc. at the address noted above.

Wiring Instructions:
Bank Name:
ABA #
Account #
Account Name: Phoenix American Financial Services, Inc. in re: Hartman vREIT XXI
Reference: [investor name]
Hartman vREIT XXI, Inc.